UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 18, 2009

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Technology Drive
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant’s telephone number, including area code)

15353 Barranca Parkway
Irvine, California 92618
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 18, 2009, Lantronix, Inc. (the “Company”) stockholders approved a proposal to authorize the Company’s Board of Directors (the “Board”) to implement, at its discretion, a reverse stock split of the Company’s outstanding shares of common stock within a range of one-third to one-sixth of a share for each outstanding share of common stock, and to file an Amendment to the Company’s Certificate of Incorporation (the “Certificate of Amendment”) to effect such a reverse stock split. The Board has authorized a one-for-six reverse stock split of the Company’s common stock and on December 18, 2009, the Company filed the Certificate of Amendment.

The reverse stock split is intended to enable the per share trading price of the Company’s common stock to satisfy the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2) (the “Rule”).  As previously reported, on October 8, 2009, the Company was notified by the NASDAQ Staff that the Company had not regained compliance with the Rule.  As a result, the Company requested a hearing and appeared before a NASDAQ Listing Qualifications Panel where it presented its plan of compliance.  Subsequent to the hearing, the Panel granted the Company’s request for continued listing, subject to the condition that, on or before January 8, 2010, the Company’s stock price must have a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.

As a result of the reverse stock split, every six shares of the Company’s issued and outstanding common stock will be combined into one share of common stock.  The reverse stock split will not change the number of authorized shares of the Company’s common stock. To reflect the reverse stock split, NASDAQ will append the fifth character “D” to the Company’s ticker symbol for 20 business days.  During that time, the Company’s common stock will continue to be listed on NASDAQ and trade under “LTRXD.”

No fractional shares of common stock will be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who, as a result of the reverse stock split would otherwise receive a fractional share of common stock, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing price of the Company’s common stock on the effective date of the reverse stock split as reported on The Nasdaq Capital Market by (ii) the number of shares of the Company’s common stock held by a holder that would otherwise have been exchanged for a fractional share interest.

Following the reverse stock split, the Company expects to have approximately 10.3 million shares of common stock outstanding as of the filing of the Company’s most recent Quarterly Report on Form 10-Q.  The reverse stock split will affect all shares of the Company’s common stock, including common stock underlying stock options, restricted stock and warrants that are outstanding immediately prior to the effective time of the reverse stock split.

Additional information about the reverse stock split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 8, 2009.

The Amendment is attached hereto as Exhibit 3.10 and is incorporated by reference herein. The press release announcing the reverse stock split is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.  The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit
Number

3.10	Certificate of Amendment to Amended and Restated Certificate of Incorporation
99.1	Press Release of Lantronix, Inc., dated December 18, 2009, announcing reverse stock split

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTRONIX, INC., a Delaware corporation

Date: December 18, 2009	By:	/s/ Reagan Sakai
Reagan Sakai
Chief Financial Officer

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